EXHIBIT 5.3

Transocean Inc.

6 February 2018

6
Transocean Inc.	D +1 345 815 1877
70 Harbour Drive	E bradley.kruger@ogier.com
Grand Cayman KY1-1003
Cayman Islands
Reference: 421650.00026/BKR

6 February 2018

Dear Sirs

Transocean Inc. (the Company)

We have been requested to provide you with an opinion on matters of Cayman Islands law in connection with the documents listed in Part A of Schedule 1 (the Documents).

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents.  A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1          Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the Documents.  In addition, we have examined the corporate and other documents and conducted the searches listed in Part B of Schedule 1.  We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

2          Assumptions

In giving this opinion we have relied upon the assumptions set forth in Schedule 2 without having carried out any independent investigation or verification in respect of those assumptions.

Ogier 89 Nexus Way Camana Bay Grand Cayman, KY1-9009 Cayman Islands

T +1 345 949 9876 F +1 345 949 9877 ogier.com	A list of Partners may be inspected on our website

Transocean Inc.

6 February 2018

3          Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 3 and the limitations set forth below, we are of the opinion that:

Corporate status

(a)        The Company has been duly registered by way of continuation as an exempted company and is validly existing and, as at the date of the Good Standing Certificate, was in good standing with the Registrar of Companies of the Cayman Islands (the Registrar).

Corporate power

(b)        The Company has all requisite power under its memorandum and articles of association to:

(i)         execute and deliver the Indenture and to perform its obligations, and exercise its rights, under it; and

(ii)        issue the Bonds in accordance with the terms of the Indenture.

Corporate authorisation

(c)        The Company has taken all requisite corporate action to:

(i)         authorise the execution and delivery of the Indenture, the performance of its obligations, and the exercise of its rights, under it; and

(ii)         issue the Bonds in accordance with the terms of the Indenture.

Due execution

(d)        The Company has duly executed and delivered the Indenture.

(e)        When the Bonds are issued and authenticated in accordance with the terms of the Indenture, and when one of the persons within the category of persons nominated in the Board Resolutions as authorised to execute the Bonds on behalf of the Company in fact executes the Bonds with the intention of binding the Company, the Bonds will have been duly executed and delivered by the Company.

4          Matters not covered

We offer no opinion:

(a)        as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

Transocean Inc.

6 February 2018

(b)        except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Documents (or as to how the commercial terms of the Documents reflect the intentions of the parties), the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Documents and any other agreements into which the Company may have entered or any other documents; or

(c)        as to whether the acceptance, execution or performance of the Company’s obligations under the Documents will result in the breach of or infringe any other agreement, deed or document (other than the Company’s memorandum and articles of association) entered into by or binding on the Company.

5          Governing law of this opinion

5.1       This opinion is:

(a)        governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)        limited to the matters expressly stated in it; and

(c)        confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2       Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6          Who can rely on this opinion

6.1       This opinion is given for your benefit in connection with the Documents and, in connection therewith, we hereby consent to the filing of this opinion as an exhibit to the Registration Statements and to the reference to our firm under the heading "Legal Matters" in the Registration Statement pursuant to which the Bonds are being offered.  We are aware that King & Spalding LLP will rely as to matters of Cayman Islands law on the foregoing opinion in rendering its opinion being filed as an exhibit to the Registration Statement.  In giving this consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission (SEC) thereunder.

Yours faithfully

Signed by Ogier

Ogier

Transocean Inc.

6 February 2018

SCHEDULE 1

Documents examined

Part A

The Documents

1          The contents of the Registration Statement on Form S-4 as filed with the SEC on or about 6 February 2018 by Transocean Ltd. and the Company (the Registration Statement).

2          The Indenture dated as of 30 January 2018 between the Company, as issuer, Transocean Ltd., as guarantor, and Computershare Trust Company, N.A. and Computershare Trust Company of Canada, together as trustee (the Indenture) relating to the issue by the Company of 0.5% Exchangeable Senior Bonds due 2023 (collectively, the Bonds)  filed as Exhibit 4.1 to the Registration Statement.

Part B

Corporate and other documents

1          The Certificate of Registration by Way of Continuation of the Company dated May 14, 1999, the Certificate of Incorporation on Change of Name of the Company dated December 29, 1999 and the Certificate of Incorporation on Change of Name of the Company dated May 10, 2002, each issued by the Registrar.

2          The amended and restated memorandum and articles of association of the Company filed with the Registrar on December 18, 2008.

3          A Certificate of Good Standing dated 26 January 2018 (the Good Standing Certificate) issued by the Registrar in respect of the Company.

4          A certificate dated 6  February 2018 as to certain matters of fact signed by a director of the Company in the form annexed hereto (the Director’s Certificate), having attached to it a copy of an extract of the minutes of meetings of the board of directors of the Company held on 29 January 2018 (the Board Resolutions).

Transocean Inc.

6 February 2018

SCHEDULE 2

Assumptions

Assumptions of general application

1          All original documents examined by us are authentic and complete.

2          All copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete.

3          All signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine.

4          Each of the Good Standing Certificate and the Director’s Certificate is accurate and complete as at the date of this opinion.

Status, authorisation and execution

5          Any individuals who sign or have signed documents or give information on which we rely, have the legal capacity under all relevant laws (including the laws of the Cayman Islands) to sign such documents and give such information.

6          In authorising the execution and delivery of the Indenture and the Bonds by the Company, the exercise of its rights and performance of its obligations under the same and the issue of the Bonds each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him.

7          One of the persons within the category of persons nominated in the Board Resolutions as authorised to execute the Indenture on behalf of the Company in fact executed that document with the intention to bind the Company.

Enforceability

8          If an obligation is to be performed in a jurisdiction outside the Cayman Islands, its performance will not be contrary to an official directive, impossible or illegal under the laws of that jurisdiction.

9          No moneys paid to or for the account of any party under the Documents represent, or will represent, criminal property or terrorist property (as defined in the Proceeds of Crime Law (Revised), and the Terrorism Law (Revised) respectively). None of the parties to the Documents is acting or will act in relation to the transactions contemplated by the Documents, in a manner inconsistent with United Nations sanctions or measures extended by statutory instrument to the Cayman Islands by order of Her Majesty in Council.

10        None of the opinions expressed herein will be adversely affected by the laws or public policies of any jurisdiction other than the Cayman Islands.  In particular, but without limitation to the previous sentence:

(a)        the laws or public policies of any jurisdiction other than the Cayman Islands will not adversely affect the capacity or authority of the Company; and

Transocean Inc.

6 February 2018

(b)        neither the execution or delivery of the Documents nor the exercise by any party to the Documents of its rights or the performance of its obligations under them contravene those laws or public policies.

11        There are no agreements, documents or arrangements (other than the documents expressly referred to in this opinion as having been examined by us) that materially affect or modify the Documents or the transactions contemplated by them or restrict the powers and authority of the Company in any way.

Transocean Inc.

6 February 2018

SCHEDULE 3

Qualifications

Good Standing

1          Under the Companies Law (Revised) (Companies Law) of the Cayman Islands annual returns in respect of the Company must be filed with the Registrar, together with payment of annual filing fees.  A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

2          In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar.  We have made no enquiries into the Company's good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Law